For Investor Relations Contact: (860) 739 - 8030

USVO RETAINS INTERNET BASED INVESTOR RESOURCE PORTION

FOR INVESTOR AND INDUSTRY COMMUNICATION

(Niantic, CT – April 29, 2009) - USA Video Interactive Corp. (OTCBB: USVO; TSX: US; BSE/Frankfurt: USF; http://www.usvo.com), is pleased to announce it has retained ECON Corporate Services (InvestorIdeas.com) to provide industry specific services surrounding the watermarking and anti-piracy sector that include: Exclusive Industry Articles, Audio Interviews, Internet Marketing, Corporate Strategies, Industry Research, and Customized Programs.

More specifically ECON will develop corporate pages on their site that will include news, management profiles, corporate profile, TSX links, and other pertinent corporate information.

ECON will also distribute company news to their current database of media, industry leaders, industry blogs and websites following this sector.

In lieu of a monthly fee USVO will compensate ECON by granting a stock option to purchase up to 400,000 common shares at a price of $0.05 (US) per share for a period of two years.   The granting of the option will be subject to TSX Venture Exchange policies and subject to the required 4 month hold.   The option will vest as to twenty-five (25%) percent, quarterly, in accordance with TSX Venture Exchange guidelines.

The term of the contract is one year.  After the initial four month term of the contract, both parties have the right to terminate this agreement based on thirty days written notice.

The options have been granted pursuant to the company’s 2007 Stock Option Plan, which was approved by the shareholders of the company at the annual meeting held on June 29th, 2007.

About ECON/InvestorIdeas.com

InvestorIdeas.com is a leading global investor and industry news research resource portal covering over twenty industry sectors and global markets, featuring: investor newsletters, Blogs, RSS news feeds, investor conferences and forums, audio interviews, stock directories and exclusive industry articles. InvestorIdeas.com and some of the sector portals have been featured and quoted in Business Week, CNN Financial TV, CBS Marketwatch radio, Wired and other financial publications online, radio and print.

About USVO:

USA Video Interactive Corp. (“USVO”) designs and markets technology for delivery of digital media. USVO developed its MediaSentinel™ and SmartMark™ digital watermarking technology to provide a robust means for producers and distributors to invisibly protect their content. USA Video Technology Corp., a wholly owned subsidiary of USVO, holds the pioneering patent for store-and-forward video, filed in 1990 and issued by the United States Patent and Trademark Office on July 14, 1992; it has been cited by at least 200 other patents. USVO holds similar patents in Germany, Canada, England, France, Spain, Italy, and Japan. For more information, visit www.usvo.com.

USA Video Interactive Corporate Headquarters Office: 8 West Main Street, Niantic, Connecticut, 06357  Telephone  (860) 739 – 8030  Facsimile (860) 739 - 8070; Canada Office:  507 – 837 West Hastings Street, Vancouver, BC   V6C 3N6.  Trading symbol on the OTCBB: USVO; Trading symbol on the TSX Venture Exchange US; Trading symbol on the Berlin and Frankfurt Stock Exchanges: USF.   CUSIP 902924208. For more information contact (860) 739 – 8030, extension 4, or contact@usvo.com.

The press release may contain forward-looking statements.  Actual results may differ materially from those projected in any forward-looking statements.  Investors are cautioned that such forward-looking statements involve risk and uncertainties, which may cause actual results to differ from those described.

MediaEscort, MediaSentinel and SmartMark are trademarks of USA Video Interactive Corp.

The names of actual companies and products mentioned herein may be the trademarks of their respective owners.

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.

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